UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Biggs, E. Glenn
   One Valero Place
   San Antonio, TX  78212
   USA
2. Issuer Name and Ticker or Trading Symbol
   Valero Energy Corporation
   VLO
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/01
5. If Amendment, Date of Original (Month/Year)
   01/10/02
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $.01 par valu|12/31/|A   |V|1,170             |A  |(1)        |                   |      |                           |
e                          |01    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|12/31/|A   |V|0                 |A  |(4)        |1,170              |D     |                           |
e                          |01    |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Common Stock (right to|$38.475 |12/31|A   |V|5,000      |A  |(2)  |12/31|Common Stock|5,000  |       |5,000       |   |            |
 buy)                 |        |/01  |    | |           |   |     |/11  |            |       |       |            |   |            |
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Common Stock (right to|$19.23  |12/31|A   |V|2,115      |A  |12/31|05/02|Common Stock|2,115  |(3)    |2,115       |   |            |
 buy)                 |        |/01  |    | |           |   |/01  |/05  |            |       |       |            |   |            |
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Common Stock (right to|$23.40  |12/31|A   |V|2,115      |A  |12/31|05/07|Common Stock|2,115  |(3)    |2,115       |   |            |
 buy)                 |        |/01  |    | |           |   |/01  |/06  |            |       |       |            |   |            |
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Common Stock (right to|$22.96  |12/31|A   |V|1,383      |A  |12/31|12/03|Common Stock|1,383  |(3)    |1,383       |   |            |
 buy)                 |        |/01  |    | |           |   |/01  |/06  |            |       |       |            |   |            |
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Common Stock (right to|$24.14  |12/31|A   |V|1,383      |A  |12/31|05/05|Common Stock|1,383  |(3)    |1,383       |   |            |
 buy)                 |        |/01  |    | |           |   |/01  |/08  |            |       |       |            |   |            |
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Common Stock (right to|$17.31  |12/31|A   |V|1,383      |A  |12/31|05/04|Common Stock|1,383  |(3)    |1,383       |   |            |
 buy)                 |        |/01  |    | |           |   |/01  |/09  |            |       |       |            |   |            |
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Common Stock (right to|$18.81  |12/31|A   |V|2,765      |A  |12/31|05/02|Common Stock|2,765  |(3)    |2,765       |   |            |
 buy)                 |        |/01  |    | |           |   |/01  |/10  |            |       |       |            |   |            |
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Common Stock (right to|$32.14  |12/31|A   |V|2,765      |A  |12/31|05/01|Common Stock|2,765  |(3)    |2,765       |   |            |
 buy)                 |        |/01  |    | |           |   |/01  |/11  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Grant of shares of restricted stock pursuant to the Valero Energy Corporation Restricted Stock Plan for Nonemployee Directors.
(2) Option vests in 1/3 increments annually beginning December 31, 2002.
(3) Received in the merger of Ultramar Diamond Shamrock Corporation ("UDSC") into Valero Energy Corporation ("VEC") on December 31, 2001 (the
"Merger") upon conversion of the reporting person's option to buy UDSC common stock into an option to buy VEC common stock.
(4) Received in exchange for shares of UDSC common stock in the Merger.
SIGNATURE OF REPORTING PERSON
J. Stephen Gilbert, as Attorney-in-Fact for E. Glenn Biggs
DATE
03/06/02